                                                                   EXHIBIT 10.12
                     TERMS OF EMPLOYMENT WITH HS.COM, INC.


This document (the Agreement) outlines the terms of employment between Charles Smith, of 380 Vista Abierta, El Cajon, California, 92019 (Smith), and hs.com, Inc. a Delaware corporation with a principal place of business at 7777 Alvarado Road, Suite 401, La Mesa, CA 91941 (the Company).

Position: Smith's position will be President of the Company.

Responsibilities: Smith will discharge faithfully and to the best of his ability the duties of the office of President as they are set forth in the Company's bylaws and as required under Delaware Corporation law. Smith will serve at the direction and pleasure of the Board of Directors of the Company, and he will devote substantially all of his working time and effort to performing his duties and responsibilities on behalf of the Company.

Term: The term of Smith's employment is one (1) year, commencing on September 26, 1998, and this agreement will be renewed for successive periods of one (1) year unless notice of termination is given by either party no fewer than thirty (30) days prior to the expiration of any such one year employment period.

Salary: Smith's regular salary rate will be $150,000. Payments will be made twice each month in the amount of $6,250.00, less applicable payroll taxes and other deductions required by law or that Smith authorizes in writing. Smith's annual salary will be subject to review and increase, but not decrease, from time to time as decided by the Board of Directors, provided that Smith's annual salary rate will increase to $216,000 upon the occurrence of any of the following events: the registration of the securities of the Company in a public offering; the merger of the Company with a publicly traded corporation; or the investment of a cumulative total of $3,000,000 in the capital stock of the Company on or after November 1, 1998.

Bonus: Smith will be eligible to participate in any incentive bonus program that the Company's Board of Directors may establish for its executive employees. The expected terms of the bonus program will be a maximum bonus of 50% of the salary paid during the year in which the bonus is earned, based on achievement of company-wide financial and other success objectives.

Equity Compensation: In addition to the cash compensation to be paid as set forth above, the Company will issue to Smith 42,000 shares of the Company's common stock (the "Shares"). Three-fourths of the Shares, (including any additional shares issued to Smith in respect of such Shares as a result of a stock split, stock dividend or other event) are subject to divestiture on the following condition:

        If Smith completes twelve (12) or more months of continuous employment with the Company under this Agreement but less than forty-eight (48) consecutive months, for each full month and any partial month less than forty-eight (48) months of such continuous employment, 2.0833% of the Shares shall be divested.



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Divested shares shall revert to the Company, and Smith shall receive no compensation for them or have any rights whatever in regard to them.

The certificates representing the Shares shall bear a legend stating that the
Shares: 1) are not registered under federal or state securities laws; and 2) may not be transferred until registered or the Company's legal counsel issues an opinion stating that such restrictions need no longer apply. The legend shall contain any other restrictions as are required by law. The Company will hold in escrow the certificates representing the Shares that are subject to divestiture. At Smith's request, the Company will deliver to him certificates representing any Shares held in escrow by the Company that are no longer subject to divestiture. During the period that the Shares or any part of them are subject to being divested under this provision, Smith shall be deemed the record owner and shall have all other rights incident to ownership of such Shares, including the right to notice of meetings and the right to vote on any matters on which holders of the Company's common stock are entitled to vote.

Anything in this provision to the contrary notwithstanding, upon a change in control of the Company (as defined below), the divestiture conditions set forth in this provision shall be of no further force and effect on the date such change in control becomes effective. As used here, the term change in control shall mean either: 1) a merger of the Company into or consolidation of the Company with another corporation, and less than 50% of the directors of the resulting corporation immediately following the merger or consolidation were directors of the Company immediately prior to the merger or consolidation, or 2) a sale by the Company of all or substantially all of its assets.

Benefits: The Company does not yet have a benefit program in place for its executives and employees. When it establishes one, Smith and his dependents will be eligible to participate in that program on the terms of eligibility established by the Company.

Termination: Events that will automatically terminate this agreement will be Smith's death or a disability that prevents him from performing substantially all of his duties and responsibilities for a period of 90 days.

Severance Compensation: In the event that the Company terminates or elects not to renew Smith's employment without cause, as defined below, he will be entitled to continue to receive his regular salary only for the period of one year following the effective date of termination. That salary continuation shall be payable at the Company's election in either a lump sum or on the same basis as his regular salary. The Company will withhold from such severance payment or payments those payroll taxes and other amounts required by law or authorized by Smith in writing. If Smith's employment is terminated for cause, he will not be entitled to receive any severance pay or any other severance compensation. For purposes of this provision, cause is defined as any of the following: 1) material acts of dishonesty; 2) a repeated violation of Company policy (whether or not written) after receiving written notice of such policy; 3) failure by Smith to perform any material aspect of his duties after written warning received from the Board of Directors; or 4) the breach by Smith of any term of this Agreement.



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Non-Competition and Confidentiality: By virtue of Smith's position as President of the Company, he will come to possess significant amounts of confidential information about the Company and the way that it conducts its business. Even if some or all of that information is available from other or public sources, Smith will have been exposed to it in a way such that his use of that information after termination of his employment would enable him to compete unfairly against the Company. For that reason, for one (1) year following the termination of Smith's employment with the Company, he will not engage, directly or indirectly, in any activity that is competitive with the business of Company as and where it was conducted or planned to be conducted at the time of Smith's termination, regardless of the reason for or circumstances of his termination. Smith will be obligated to maintain the confidentiality of any trade secret or confidential business information that he acquires about the Company during his employment, and Smith will refrain from using any such information until it becomes publicly available through lawful means. These restrictions are in addition to, not in place of, any protection provided to trade secret information under California law.

Assignment: The Company may assign its rights and obligations under this agreement, in which event it shall be binding upon, and inure to the benefit of, the person or entity to whom it is assigned.

Entire Agreement: This Agreement contains the entire understanding and agreement reached between Smith and the Company, and it supersedes any discussions or agreements that have been had or made prior to its execution. It may only be modified by a writing signed by the party against which the modification is to be enforced.

Governing Law: This Agreement will be enforce in accordance with the laws of the State of California.


hs.com, Inc.                           Charles Smith




By: /s/ MICHAEL D. CHERMAK              /s/ CHARLES SMITH
   ---------------------------         --------------------------
Michael D. Chermak
Chairman


Date:  11/12/98                        Date:   11/12/98


Per M. Chermak at signing on 11/12/98. The interpretation of employment is one year guaranteed, and then one year roll-overs automatically unless the 30 day notice is given by either party. There is no "at will" clause or intent in this agreement.

/s/ LORI O'BRIEN                       11/17/98
------------------------------
LORI O'BRIEN




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                            [MEDIBUY.COM LETTERHEAD]
May 14,1999



Mr. Charlie Smith
President
Medibuy.com
7777 Alvarado Road
Suite 401
La Mesa, CA 91941


Dear Charlie:

Per your original employment agreement, the level of compensation promised in the agreement exceeds your current compensation by $18,000. This decision was required to maintain executive salaries at a consistent level during company financing negotiations.

To ensure the terms of your original agreement remain intact, you will be granted a single cash bonus of $18,000 to accommodate this difference in salary structure. This payment will be made no later than June 15th, 1999.

Sincerely,



/s/ MICHAEL D. CHERMAK
------------------------
Michael D. Chermak
Chairman
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                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of October 26, 1999 (the "Effective Date"), by and between MEDIBUY.COM, INC., a Delaware corporation (the "Company") and CHARLES R. SMITH ("Executive").

        WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated November 12, 1998 (the "Employment Agreement"); and

        WHEREAS, the parties desire to amend the Employment Agreement as set forth in this Amendment.

        NOW THEREFORE, in consideration of the mutual benefits contained herein, the parties, intending to be legally bound, hereby agree as follows:

        1. Except as otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement.

        2.      The Employment Agreement is hereby amended as follows:

                (a) Executive will hold the position of Executive Vice President of Customer Advocacy and no longer hold the position of President of the Company.

                (b) For purposes of clarification, the parties agree that Executive was entitled to receive 36,000 pre-stock split shares of the Company's common stock rather than 42,000 pre-stock split shares; and

                (c) The following provision hereby amends and restates the last paragraph under the heading "Equity Compensation" in its entirety:

                        In the event of (i) a sale, lease or other disposition
                of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume the Shares or shall substitute similar stock awards for the Shares. In the event any surviving corporation or acquiring corporation refuses to assume the Shares or to substitute similar stock awards for the Shares and Executive employment has not been terminated, then with respect to the Shares held by Executive, the vesting of Shares subject to divesting shall be accelerated in full at or prior to such event.

                        After the first date upon which any security of the
                Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions


                                       1.
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                of Section 25100(o) of the California Corporate Securities Law
                of 1968 (the "Listing Date") and in the event of an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of the Board of Directors of the Company (the "Board"), then with respect to the Shares held by Executive, if Executive's continuous service has not terminated, the vesting of the Shares subject to the divesting shall be accelerated in full.

                        After the Listing Date, in the event that the
                individuals who, as of the Listing Date, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board, then with respect to the Shares subject to divesting held by Executive, if Executive's continuous service has not terminated, the vesting of the Shares subject to divesting shall be accelerated in full. If the election, or nomination for election, by the Company's shareholders of any new director of the Board was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

        3. This Amendment shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and performed entirely within California by California residents.

        4. This Amendment may be signed in any number of counterparts, each of which will be deemed an original, and all of which taken together shall constitute one and the same instrument.

        5. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect. This Amendment constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                       MEDIBUY.COM, INC.


/s/ CHARLES R. SMITH                   By: /s/ DENNIS J. MURPHY
-----------------------------------       --------------------------------------
CHARLES R. SMITH                       Name: Dennis J. Murphy
                                           -------------------------------------
                                       Title: President & Chief Executive
                                              Officer
                                             -----------------------------------


                                       2.